EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Lisa Bascom	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com

Interphase Announces First Quarter 2014 Financial Results

CARROLLTON, Texas – May 6, 2014 -- Interphase Corporation (NASDAQ: INPH), a diversified information and communications technology company, today reported financial results for its first quarter ended March 31, 2014.

Revenues for the first quarter of 2014 were $3.4 million, an increase of 5% when compared to revenues from the first quarter of 2013 of $3.3 million. Revenues in the quarter were primarily derived from communications networking product revenues, which decreased 32% to $1.7 million in the first quarter of 2014 compared to $2.5 million for the first quarter of 2013. However, services revenues increased approximately 128% to $1.6 million in the first quarter of 2014 compared to $722,000 in the first quarter of 2013 and represented 48% of first quarter 2014 revenues. Gross margin was 31% for the first quarter of 2014 compared to 39% for the first quarter of 2013. The decrease in gross margin percentage was primarily due to a revenue mix shift toward lower margin services, partially offset by increased utilization of our manufacturing facility. The Company reported a net loss of $1.0 million, or ($0.14) per share in the first quarter of 2014 compared to a net loss of $1.4 million, or ($0.20) per share in the first quarter of 2013. On March 31, 2014, the Company’s working capital position was $8.8 million, including cash and marketable securities of $5.2 million.

“We are pleased with the revenue growth in the first quarter of 2014 over 2013, especially in our services offerings, however, revenues from our communications networking customers fell nearly $900,000, and the negative product mix impact on gross margin curbed our bottom line performance,” said Gregory B. Kalush, CEO and President of Interphase. “We expect to see some restoration of our communications networking revenues which should improve the gross margin mix in the second quarter as one of our largest customers resumes purchases after having worked off excess inventories. We remain on schedule for shipping penveu® in May, and have continued to receive positive feedback during the quarter from local Independent School District technology exhibits we have attended. We are very excited about the prospects that this product will have in the marketplace as it helps improve the way our children learn and businesses communicate information.”

About Interphase

Interphase Corporation (NASDAQ: INPH) is a diversified information and communications technology company, committed to innovation through the process of identifying, developing and introducing new products and services. The Company offers products and services from embedded computing solutions, engineering design services, and contract manufacturing services to a new line of embedded computer vision products.

Embedded solutions include communications networking products for connectivity, interworking and packet processing. Clients for this product line include Alcatel-Lucent, Fujitsu Ltd., GENBAND, Hewlett Packard, and Samsung.

The engineering design and manufacturing services serve a wide variety of industries within the electronics market, from machine-to-machine (“M2M”) and Internet of Things (“IoT”) designs utilizing Cellular, GPS and Wi-Fi tracking solutions to cost-saving redesigns for manufacturability. Interphase Productization services provide customers with the full suite of rapid design and manufacturing services required to quickly take a project from design concept to full production in the marketplace.

The penveu® product line, from the embedded computer vision line of business, addresses both the education and enterprise markets. penveu® is a handheld device that adds interactivity to projectors and large screen displays, turning flat surfaces into an interactive display.

Founded in 1974, the Company is located in Carrollton, Texas, with sales offices in the United States and Europe. For more information, please visit our websites at www.iphase.com and www.penveu.com.

Forward-Looking Statements

This press release contains forward-looking statements about the business, financial condition and prospects of the Company. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including (without limitation) effects of the ongoing issues in global credit and financial markets and adverse global economic conditions, our reliance on a limited number of customers, the lack of spending improvements in the communications and computer networking industries, significant changes in product demand, the development and introduction of new products and services, changes in competition, various inventory risks due to changes in market conditions and other risks and uncertainties indicated in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements.

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Interphase, the Interphase logo, and penveu are trademarks or registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.

Condensed Consolidated Financial Statements

Interphase Corporation

Condensed Consolidated Statements of Operations

(amounts in thousands, except per-share amounts)

	Three Months Ended Mar. 31,
	2014	2013
Revenues	$3,433	$3,280
Gross margin	1,074	1,270
Research and development	606	830
Sales and marketing	625	676
General and administrative	850	888
Restructuring benefit	-	(67)
Total operating expenses	2,081	2,327
Loss from operations	(1,007)	(1,057)
Loss before income tax	(1,008)	(1,398)
Net loss	(1,016)	(1,410)
Net loss per diluted share	$(0.14)	$(0.20)
Weighted average common and dilutive shares	7,011	7,006

Selected Consolidated Balance Sheet Information

(amounts in thousands)

	Mar. 31, 2014	Dec. 31, 2013
Cash and marketable securities	$5,182	$6,599
Accounts receivable, net	2,372	2,679
Inventories	3,569	3,332
Net property, plant and equipment	913	317
Total assets	14,147	14,409
Total liabilities	8,019	7,387
Total shareholders' equity	$6,128	$7,022

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